Exhibit (j)

KPMG LLP

4200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Advantus Series Fund, Inc.:

We consent to the use of our report dated February 25, 2011, on the statements of assets and liabilities, including the schedules of investments, of the Bond, Money Market, Mortgage Securities, Index 500, International Bond, Index 400 Mid-Cap, and Real Estate Securities Portfolios (each a series of Advantus Series Fund, Inc.), as of December 31, 2010, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information in the Registration Statement.

/s/ KPMG LLP

Minneapolis, Minnesota

April 21, 2011